Exhibit (11)(a)

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

(302) 658-9200

(302) 658-3989 FAX

October 1, 2025

TO:	Sixth Street Lending Partners

Re:	Sixth Street Lending Partners

Ladies and Gentlemen:

We have acted as special Delaware counsel to Sixth Street Lending Partners, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law set forth below.

In rendering this opinion, we have examined and relied upon copies or drafts of the documents identified on Annex A hereto in the forms provided to us. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents. Capitalized terms used but not defined herein shall have the meanings given to such terms in Annex A attached hereto.

We have further assumed for purposes of this opinion: (i) except to the extent addressed by our opinion set forth in paragraph 1 below, the due incorporation, formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents reviewed by us under the laws of the jurisdiction of its respective incorporation, formation or organization; (ii) except to the extent addressed by our opinion set forth in paragraph 3 below, the due authorization, adoption, execution, filing and delivery of each of the above-referenced documents by each of the parties thereto; (iii) that each of the Indenture and the Exchange Notes constitutes a legal, valid and binding obligation of each of the parties thereto, and is enforceable against each of the parties thereto in accordance with its terms; (iv) that the Exchange Notes will be issued in accordance with the Trust Documents and as contemplated by the Registration Statement; (v) the satisfaction of, or compliance with, all of the terms, conditions and restrictions set forth in the Original Trust Agreement, the A&R Trust Agreement and the Trust Agreement, as applicable, in connection with the admission of beneficial owners to the Trust and the issuance of beneficial interests in the Trust; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Trust Agreement and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “DSTA”); (vii) that the Trust has entered into the Indenture for a proper purpose in accordance with Section 1.2 of the Trust Agreement; (viii) that no event or circumstance has occurred on or prior to the date hereof that would cause a dissolution or termination of the Trust under the Original Trust Agreement, the A&R Trust Agreement or the Trust Agreement, as applicable; (ix) that an authorized signatory of the Trust has voluntarily and unconditionally transferred possession of an executed counterpart of each of the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture to the other parties thereto with the intent of bringing each of the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture into effect; (x) that the 1940 Act (as defined in the Trust Agreement) does not prohibit Trustees (as defined in the Trust Agreement) who are Interested Persons (as defined in the Trust Agreement) from being counted for quorum purposes or voting with respect to the matters addressed in the Consents; and (xi) that the documents examined by us are in full force and effect, express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been amended, supplemented or otherwise modified. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents, facts or circumstances that are contrary to or inconsistent with the opinions expressed herein. In addition, we have not participated in the preparation of any offering material and assume no responsibility for the contents of such material. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. As to any facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents, and the accuracy, as of the date hereof, of the matters therein contained.

Sixth Street Lending Partners

October 1, 2025

In addition, we note that the Indenture is governed by and construed in accordance with laws other than those of the State of Delaware and, for purposes of our opinions, we have assumed that the Indenture will be interpreted in accordance with the plain meaning of the written terms thereof as such terms would be interpreted as a matter of Delaware law and we express no opinion with respect to any legal standards or concepts under any laws other than those of the State of Delaware.

Based on and subject to the foregoing and to the further qualifications set forth below, and limited in all respects to matters of Delaware law, it is our opinion that:

1. The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

2. The Trust has the requisite statutory trust power and authority to execute, deliver and perform its obligations under the Indenture and to issue the Exchange Notes.

3. The execution and delivery by the Trust of the Indenture and the issuance of the Exchange Notes, and the performance by the Trust of its obligations under the Indenture, have been duly authorized by all necessary statutory trust action on the part of the Trust.

4. The Trust has duly executed and delivered the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Sara A. Gelsinger

Sara A. Gelsinger

ANNEX A

Documents Reviewed in connection with

Morris, Nichols, Arsht & Tunnell LLP Opinion

Dated October 1, 2025 relating to

Sixth Street Lending Partners

1.

The Registration Statement (the “Registration Statement”) on Form N-14, under the Securities Act of 1933, as amended, including a preliminary prospectus (and the statement of additional information incorporated by reference therein) dated October 1, 2025 (the “Prospectus”), with respect to the proposed issuance and offer to exchange new 6.125% Notes due 2030 (the “Exchange Notes”), for any of the Trust’s unregistered outstanding 6.125% Notes due 2030 (the “6.125% Unregistered Notes”), filed by the Trust with the Securities and Exchange Commission;

2.

The Indenture dated March 11, 2024 (the “Original Indenture”), between the Trust and U.S. Bank Trust Company, National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of March 11, 2024 (the “First Supplemental Indenture”), between the Trust and U.S. Bank Trust Company, National Association, as trustee, as further supplemented by the Second Supplemental Indenture dated as of June 17, 2024 (the “Second Supplemental Indenture”), between the Trust and U.S. Bank Trust Company, National Association, as trustee, as further supplemented by the Third Supplemental Indenture dated as of September 16, 2024 (the “Third Supplemental Indenture”) between the Trust and U.S. Bank Trust Company, National Association, as trustee, and as further supplemented by the Fourth Supplemental Indenture dated as of January 13, 2025 (the “Fourth Supplemental Indenture” and the Original Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”), between the Trust and U.S. Bank Trust Company, National Association, as trustee;

3.	The Original Indenture;

4.	The First Supplemental Indenture;

5.	The Second Supplemental Indenture;

6.	The Third Supplemental Indenture;

7.	The Fourth Supplemental Indenture;

8.	A form of 6.125% Unregistered Note;

9.	The Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on April 7, 2022 (the “Certificate”);

10.	The Declaration of Trust of the Trust dated as of April 5, 2022 (the “Original Trust Agreement”);

11.	The Amended and Restated Agreement and Declaration of Trust dated as of June 27, 2022 (the “A&R Trust Agreement”);

12.	The Second Amended and Restated Agreement and Declaration of Trust dated as of August 22, 2022 (the “Trust Agreement”);

13.	The Unanimous Written Consent of the Board of Trustees of the Trust dated March 4, 2024 (the “March Consent”);

14.	The Unanimous Written Consent of the Board of Trustees of the Trust dated June 10, 2024 (the “June Consent”);

15.	The Unanimous Written Consent of the Board of Trustees of the Trust dated September 9, 2024 (the “September Consent”);

16.

The Unanimous Written Consent of the Board of Trustees of the Trust dated January 6, 2025 (the “January Consent” and together with the March Consent, the June Consent and the September Consent, the “Consents” and each, individually, a “Consent” and together with the Trust Agreement and the Certificate, the “Trust Documents”);and

17.	A certification of good standing of the Trust obtained as of a recent date from the State Office.